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                                                                    EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              SPORTSLINE USA, INC.



         SPORTSLINE USA, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

         FIRST:   That the first sentence of Article IV of the Amended and
Restated Certificate of Incorporation of the Corporation is hereby amended to read as follows:

         The aggregate number of shares of all classes of capital stock which this Company shall have authority to issue is 201,000,000, consisting of (i) 200,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

         SECOND: That said amendment was duly adopted and approved by the Board of Directors and the stockholders of the Corporation entitled to vote thereon in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Corporation has caused this Certificate be signed by its duly authorized officer this 22nd day of June, 1999.

                              SPORTSLINE USA, INC.,
                              a Delaware corporation


                              /s/ Kenneth W. Sanders
                              --------------------------------------------------
                              Kenneth W. Sanders, Secretary